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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No.   )*
                                            ---


                            Giga-tronics Incorporated
                            -------------------------
                                (Name of Issuer)


                          Common Stock, no par value
                          --------------------------
                         (Title of Class of Securities)


                                    3751751Q
                                    --------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------                           ---------------------------
|CUSIP NO.  3751751Q    |           13G            |   Page  2  of  21   Pages |
|          -----------  |                          |        ---     ---        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Spectra Enterprise Associates, Limited Partnership                 |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 260,147 shares                           |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 260,147 shares                           |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 260,147 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 7.7%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO.  3751751Q    |           13G            |   Page  3  of  21   Pages |
|          -----------  |                          |        ---     ---        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  NEA Spectra Partners, Limited Partnership                          |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Delaware Limited Partnership                                       |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 260,147 shares                           |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 260,147 shares                           |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 260,147 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 7.7%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                         |
|        | PN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO.  3751751Q    |           13G            |   Page  4  of  21   Pages |
|          -----------  |                          |        ---     ---        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Cornelius C. Bond, Jr.                                             |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 260,147 shares                           |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 260,147 shares                           |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 260,147 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 7.7%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                         |
|        | IN                                                                 |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO.  3751751Q    |           13G            |   Page  5  of  21   Pages |
|          -----------  |                          |        ---     ---        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Frank A. Bonsal, Jr.                                               |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 8,553 shares                             |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 260,147 shares                           |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 8,553 shares                             |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 260,147 shares                           |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 268,700 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 8.0%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO.  3751751Q    |           13G            |   Page  6  of  21   Pages |
|          -----------  |                          |        ---     ---        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  James A. Cole                                                      |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 260,147 shares                           |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 260,147 shares                           |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 260,147 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 7.7%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO.  3751751Q    |           13G            |   Page  7  of  21   Pages |
|          -----------  |                          |        ---     ---        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Curran W. Harvey                                                   |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 260,147 shares                           |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 260,147 shares                           |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 260,147 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 7.7%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO.  3751751Q    |           13G            |   Page  8  of  21   Pages |
|          -----------  |                          |        ---     ---        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  C. Richard Kramlich                                                |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 260,147 shares                           |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 260,147 shares                           |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 260,147 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 7.7%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO.  3751751Q    |           13G            |   Page  9  of  21   Pages |
|          -----------  |                          |        ---     ---        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Arthur J. Marks                                                    |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 260,147 shares                           |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 260,147 shares                           |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 260,147 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 7.7%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                           ---------------------------
|CUSIP NO.  3751751Q    |           13G            |   Page 10  of  21   Pages |
|          -----------  |                          |        ---     ---        |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Charles W. Newhall III                                             |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  United States                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0 shares                                 |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        | 260,147 shares                           |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0 shares                                 |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        | 260,147 shares                           |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 260,147 shares                                                      |
|--------|- -------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|- -------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 7.7%                                                                |
|--------|- -------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | IN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a).   Name of Issuer: Giga-tronics Incorporated

Item 1(b).   Address of Issuer's Principal Executive Offices:
             4650 Norris Canyon Road, San Ramon, CA 94583

Item 2(a).   Names of Persons Filing: Spectra Enterprise Associates,
             Limited Partnership ("Spectra"), NEA Spectra Partners, Limited Partnership ("Spectra Partners"), which is a general partner of Spectra, and Cornelius C. Bond ("Bond"), Frank A. Bonsal, Jr. ("Bonsal"), James A. Cole ("Cole"), Curran W. Harvey ("Harvey"),
             C. Richard Kramlich ("Kramlich"), Arthur J. Marks ("Marks"), and Charles W. Newhall III ("Newhall") (collectively, the "General Partners"). Cole and Harvey are individual general partners of Spectra. Bond, Bonsal, Kramlich, Marks and Newhall are individual general partners of Spectra Partners. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).   Address of Principal Business Office or, if None, Residence:
             The address of the principal business office of Spectra, Spectra Partners, Bonsal, Cole, Harvey, Marks and Newhall is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Bond and Kramlich is New Enterprise Associates, 2490 Snad Hill Road, Menlo Park, California 94025.

Item 2(c). Citizenship: Each of Spectra and Spectra Partners is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, no par value ("Common Stock").

Item 2(e).   CUSIP Number:  3751751Q.

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

             (a)  [ ] Broker or Dealer registered under Section 15 of the
                      Securities Exchange Act of 1934 (the "Act").

             (b)  [ ] Bank as defined in Section 3(a)(6) of the Act.

             (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the
                      Act.

             (d)  [ ] Investment Company registered under Section 8 of the
                      Investment Company Act of 1940.

             (e)  [ ] Investment Adviser registered under Section 203 of the
                      Investment Advisers Act of 1940.

             (f)  [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F) of the Act.


                                 11 of 21 Pages

             (g)  [ ] Parent Holding Company, in accordance with Rule
                       13d-1(b)(ii)(G) of the Act

             (h)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the
                      Act.

             Not applicable. This Schedule 13G is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b).

Item 4.      Ownership.

             (a) Amount Beneficially Owned: Spectra is the record owner of 260,147 shares of Common Stock (the "Record Shares") as of December 31, 1996. As general partners of Spectra, Spectra Partners, Cole and Harvey may be deemed to own beneficially the Record Shares. As the general partners of Spectra Partners, a general partner of Spectra, each of Bond, Kramlich, Marks and Newhall may also be deemed to own beneficially the Record Shares. Bonsal is the record owner of 8,553 shares as of December 31, 1996. As a general partner of Spectra Partners, a general partner of Spectra, and the record owner of 8,553 shares, Bonsal may be deemed to own beneficially the Record Shares and the 8,553 shares, for a total of 268,700 shares.

             (b)  Percent of Class: Each Reporting Person other than Bonsal:
                  7.7%. Bonsal: 8.0%. The foregoing percentages are calculated based on the 3,369,199 shares of Common Stock reported to be outstanding in the Quarterly Report on Form 10-Q of Giga-tronics Incorporated for the period ended December 28, 1996, as adjusted pursuant to Rule 13d-13(d)(1).

             (c)  Number of shares as to which such person has:

                  (i) sole power to vote or to direct the vote: 0 shares for each Reporting Person other than Bonsal. 8,553 share for Bonsal.

                  (ii) shared power to vote or to direct the vote: 260,147 shares for each Reporting Person.

                  (iii) sole power to dispose or to direct the disposition of:
                        0 shares for each Reporting Person other than Bonsal. 8,553 share for Bonsal.

                  (iv)  shared power to dispose or to direct the disposition of:
                        260,147 shares for each Reporting Person.


Item 5.      Ownership of Five Percent or Less of a Class.

             Not applicable.


                                 12 of 21 Pages

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

             Not applicable.

Item 8.      Identification and Classification of Members of the Group.

             Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-1(b)(ii)(H).

Item 9.      Notice of Dissolution of Group.

             Not applicable.

Item 10.     Certification.

             Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                                 13 of 21 Pages

                                   Signature
                                   ---------


     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:   February 10, 1997

SPECTRA ENTERPRISE ASSOCIATES, LIMITED PARTNERSHIP

By:     NEA SPECTRA PARTNERS, LIMITED PARTNERSHIP


        By:                *
             ------------------------------
             Charles W. Newhall III
             General Partner



NEA SPECTRA PARTNERS, LIMITED PARTNERSHIP

By:                *
     ------------------------------
     Charles W. Newhall III
     General Partner

             *
------------------------------
Cornelius C. Bond

             *
------------------------------
Frank A. Bonsal, Jr.

             *
------------------------------
James A. Cole

             *
------------------------------
Curran W. Harvey

              *
------------------------------
C. Richard Kramlich

              *
------------------------------
Arthur J. Marks

              *
------------------------------
Charles W. Newhall III


                                 14 of 21 Pages

                                              *By: /s/ Nancy L. Dorman
                                                   -----------------------------
                                                   Nancy L. Dorman
                                                   Attorney-in-Fact

--------------------------------------------------------------------------------

This Schedule 13G was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.


                                 15 of 21 Pages

                                                                       Exhibit 1
                                                                       ---------

                                   AGREEMENT


     Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Giga-tronics Incorporated

        EXECUTED as a sealed instrument this 10th day of February, 1997.

SPECTRA ENTERPRISE ASSOCIATES, LIMITED PARTNERSHIP

By:     NEA SPECTRA PARTNERS, LIMITED PARTNERSHIP

        By:  ---------------*---------------
             Charles W. Newhall III
             General Partner

NEA SPECTRA PARTNERS, LIMITED PARTNERSHIP


By:  ---------------*---------------
     Charles W. Newhall III
     General Partner

---------------*---------------
Cornelius C. Bond

---------------*---------------
Frank A. Bonsal, Jr.

---------------*---------------
James A. Cole

---------------*---------------
Curran W. Harvey

---------------*---------------
C. Richard Kramlich

---------------*---------------
Arthur J. Marks

---------------*---------------
Charles W. Newhall III



                                 16 of 21 Pages

                                                  *By: /s/ Nancy L. Dorman
                                                       -------------------------
                                                       Nancy L. Dorman
                                                       Attorney-in-Fact

--------------------------------------------------------------------------------

This Agreement was executed by Nancy L. Dorman pursuant to Powers of Attorney filed with the Securities and Exchange Commission on February 13, 1992 in connection with a Schedule 13G for Advanced Interventional Systems Inc. and on February 13, 1995 in connection with a Schedule 13G for Acuity Imaging, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.


                                 17 of 21 Pages

                                                                      Exhibit 2
                                                                      ---------

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 23rd day of April, 1991.

                                                  /s/ Raymond L. Bank
                                                  -----------------------------
                                                  Raymond L. Bank


                                                  /s/ Thomas R. Baruch
                                                  -----------------------------
                                                  Thomas R. Baruch


                                                  /s/ Cornelius C. Bond, Jr.
                                                  -----------------------------
                                                  Cornelius C. Bond, Jr.


                                                  /s/ Frank A. Bonsal, Jr.
                                                  -----------------------------
                                                  Frank A. Bonsal, Jr.


                                                  /s/ James A. Cole
                                                  -----------------------------
                                                  James A. Cole


                                                  /s/ Nancy L. Dorman
                                                  -----------------------------
                                                  Nancy L. Dorman


                                 18 of 21 Pages

                                                  /s/ Neal M. Douglas
                                                  -----------------------------
                                                  Neal M. Douglas


                                                  /s/ John W. Glynn, Jr.
                                                  -----------------------------
                                                  John W. Glynn, Jr.


                                                  /s/ Curran W. Harvey
                                                  -----------------------------
                                                  Curran W. Harvey


                                                  /s/ Ronald Kase
                                                  -----------------------------
                                                  Ronald Kase


                                                  /s/ C. Richard Kramlich
                                                  -----------------------------
                                                  C. Richard Kramlich


                                                  /s/ Robert F. Kuhling
                                                  -----------------------------
                                                  Robert F. Kuhling


                                                  /s/ Arthur J. Marks
                                                  -----------------------------
                                                  Arthur J. Marks


                                                  /s/ Thomas C. McConnell
                                                  -----------------------------
                                                  Thomas C. McConnell


                                                  /s/ Donald L. Murfin
                                                  -----------------------------
                                                  Donald L. Murfin


                                                  /s/ H. Leland Murphy
                                                  -----------------------------
                                                  H. Leland Murphy


                                                  /s/ John M. Nehra
                                                  -----------------------------
                                                  John M. Nehra



                                 19 of 21 Pages

                                                  /s/ Charles W. Newhall III
                                                  -----------------------------
                                                  Charles W. Newhall III


                                                  /s/ Terry L. Opdendyk
                                                  -----------------------------
                                                  Terry L. Opdendyk


                                                  /s/ Barbara J. Perrier
                                                  -----------------------------
                                                  Barbara J. Perrier


                                                  /s/ C. Vincent Prothro
                                                  -----------------------------
                                                  C. Vincent Prothro


                                                  /s/ C. Woodrow Rea, Jr.
                                                  -----------------------------
                                                  C. Woodrow Rea, Jr.


                                                  /s/ Howard D. Wolfe, Jr.
                                                  -----------------------------
                                                  Howard D. Wolfe, Jr.


                                                  /s/ Nora M. Zietz
                                                  -----------------------------
                                                  Nora M. Zietz



                                 20 of 21 Pages

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman and Charles W. Newhall III, and each of them, with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 1994.

                                                  /s/ Peter J. Barris
                                                  -----------------------------
                                                  Peter J. Barris


                                                  /s/ Debra E. King
                                                  -----------------------------
                                                  Debra E. King


                                                  /s/ Peter T. Morris
                                                  -----------------------------
                                                  Peter T. Morris


                                                  /s/ Hugh Y. Rienhoff, Jr.
                                                  -----------------------------
                                                  Hugh Y. Rienhoff, Jr.


                                                  /s/ Alexander Slusky
                                                  -----------------------------
                                                  Alexander Slusky


                                                  /s/ Louis B. Van Dyck
                                                  -----------------------------
                                                  Louis B. Van Dyck


                                 21 of 21 Pages